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                                                                      Exhibit 99


Company Contacts:
Richard Thompson                                 Richard Leland
Chief Financial Officer                          Director, Investor Relations
(561) 451-1000                                   (561) 451-1028



                   ARTESYN RESPONDS TO MARKET CONDITIONS BY
                  STREAMLINING OPERATIONS AND REDUCING COSTS

                             _____________________

BOCA RATON, Fla. - June 6, 2001 -- Artesyn Technologies, Inc. (NASDAQ NM:ATSN) today issued revised financial guidance for 2001 based on continued market softness. In addition, the company announced actions to align its global power group with emerging market opportunities. Expected benefits include increased customer focus, lower costs and improved operational efficiencies.

                     Challenging Market Conditions Continue

The decline in end-market demand experienced during the first quarter of the year has continued in recent months. Order volume remains light, as customers continue to postpone deliveries in an effort to reduce their finished goods inventory. Due to this weakness, Artesyn now expects second quarter revenue of approximately $120 million, with a cash EPS loss of approximately $0.15 to $0.20 per share (before charges). With industry-wide softness expected to continue through year-end, the company anticipates only modest revenue growth in the second half of the year, based on new programs entering production.

Artesyn is continuing a program of aggressive cost reductions to align operating costs with current revenue expectations. When fully implemented in the fourth quarter, these actions are designed to allow the company to be profitable on only $125 million in quarterly revenue. Specific actions include the elimination of 12% to 15% of the company's workforce, reduced workweeks, facility consolidations and asset write-downs. The company anticipates recording a pre-tax charge of $20 to $25 million during the second quarter in connection with these and other actions.

"Demand in our end-markets has been running appreciably below customer forecasted levels. At this point, we feel it is appropriate to discount current customer forecasts, assuming that demand will remain flat for the foreseeable future," commented Artesyn's President and CEO, Joseph M. O'Donnell. "We will use this slowdown as an opportunity to improve our competitive position by realigning our management and cost structure. While these actions, unfortunately, require a special charge, the improvement in operational efficiency and customer focus will enable us to provide better service to customers, while aggressively targeting new business opportunities."

                       Aligning with Market Opportunities

Responding to customer needs, Artesyn is consolidating its power business into two market-focused groups. The Communications Infrastructure Group will target opportunities in the telecommunications, wireless and access markets. The Enterprise Computing Group will focus on customer applications in the computing, storage and networking markets. This change in structure is driven by a convergence of customers and power technologies within the communications industry.
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Traditional telecom and wireless applications demand AC/DC front-ends and DC/DC converters that have high efficiency and reliability characteristics to meet the challenging environmental conditions that they operate in. Customers in the computing, storage and networking markets, on the other hand, are rapidly deploying the latest generations of microprocessor, DSP and ASIC technology. Applications generally have very high current requirements and increasingly low operating voltages. These factors make the use of distributed power and point-of-load products a necessity.

"By realigning our power business to focus on the different needs of these two high-growth groups, we are able to leverage our sales and engineering resources and provide customers with advanced solutions, lower cycle-times and improved service and responsiveness," continued O'Donnell. "This also provides the opportunity to streamline our manufacturing and commercial overhead in order to reduce operating costs and provide customers with the lowest total cost of ownership."

Artesyn is expected to announce, later this quarter, the first in a series of new, high-power, high-efficiency DC/DC converters, resulting from last year's acquisition of Azcore Technologies. These converters are specifically designed for use in distributed power architectures, and all products will share 90% common components and topologies. The company plans to outsource manufacturing of these products to a leading contract manufacturing firm, reducing future capital needs. This action, combined with the current slowdown in market demand, will enable Artesyn to close its Broomfield, Colorado manufacturing facility during the third quarter.

The anticipated charge in the second quarter relates to plant closures, facility consolidations, employee severance and inventory adjustments. The cash component is estimated to be approximately half of the total charge. Total savings for the combined initiatives are projected to be approximately $40 million per year when fully implemented, with a portion to be realized in the third quarter.

Artesyn is scheduled to report second quarter financial results on July 17, 2001 and will provide additional operating details and financial expectations at that time.

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla, is a leading provider of power conversion equipment, real-time systems and logistics management for the communications industry. For more information about Artesyn Technologies and its products, please visit the company's web site at http://www.artesyn.com.
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This release may contain "forward-looking" statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Some of these factors include, but are not limited to, integration of operations and technology, market acceptance of existing and new products, successful implementation of cost-saving initiatives, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes, which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.